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As filed with the Securities and Exchange Commission on October 23, 2002

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Registration No. 333-96743

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SB-2 - AMENDMENT #2

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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______RADIUM VENTURES INC.______
(Exact name of registrant as specified in its charter)

NEVADA	8200	98-0372720
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

RADIUM VENTURES INC.
2840 Mount Seymour Parkway
North Vancouver, British Columbia
Canada V7H 1E9
(604) 662-3004 Ext. 110________________
(Address, Zip Code and Telephone Number of
Principal Executive Offices)

 Garrett Sutton, Esq. Sutton Lawrence, LLP 4745 Caughlin Parkway, Ste. 200 Reno, Nevada 89509 (775) 824-0300____________________ (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock:	3,000,000	$0.10	$300,000	$100

[1] Estimated solely for purposes of calculation the registration fee pursuant to Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

RADIUM VENTURES INC.
SHARES OF COMMON STOCK
No Minimum - 3,000,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering up to a total of 3,000,000 shares of common stock. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a maximum period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

James Scott-Moncrieff, one of our officers and directors, will be the only person offering or selling our shares.

Investing in our common stock involves certain risks. See "Risk Factors" starting at page 6.
	Price Per Share	Aggregate Offering Price	Maximum Net Proceeds to Us
Common Stock	$0.10	$300,000	$270,000

There is no minimum number of shares that has to be sold in this offering. Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No public market currently exists and a public market may never develop for our securities.

The date of this prospectus is _________________, 2002.

TABLE OF CONTENTS

Page No.
SUMMARY OF PROSPECTUS	5
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR COMPANY	7
RISKS ASSOCIATED WITH THIS OFFERING	8
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	11
DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	11
PLAN OF DISTRIBUTION; TERMS OF THE OFFERING	13
BUSINESS	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
MANAGEMENT	25
EXECUTIVE COMPENSATION	27
PRINCIPAL STOCKHOLDERS	28
DESCRIPTION OF SECURITIES	29
CERTAIN TRANSACTIONS	30
LITIGATION	30
EXPERTS	31
LEGAL MATTERS	31
FINANCIAL STATEMENTS	F-1--F-11

SUMMARY OF OUR OFFERING

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, and particularly the Risk Factors section, review our financial statements and review all other information that is incorporated by reference in this prospectus.

Summary Information About Our Company

We are a start-up online document editing services company. We recently acquired all of the assets of Einscribe Group Inc. related to their online document editing services software and web site, Einscribe.com. Our mission is to provide post secondary students and the small to medium sized business markets with document editing services via the Internet at competitive prices. Documents such as essays, company news releases, business reports, etc. can all be professionally edited through our Einscribe.com website. The Einscribe.com website and software platform provides the medium through which students and business are brought together with professionally certified editors, also known as Scribes, from across North America. Through the URL www.Einscribe.com documents can be uploaded and rerouted to Scribes who then download documents for editing. Once edited, the Scribe uploads the document back into the system and it is returned 'error free' to the owner. A "certified scribe" is an editor who has successfully completed the Einscribe Editor Certification Exam or an editor who has provided educational transcripts showing that they have a Master's Degree in English from a post secondary institution.

Proceeds of this offering will be used for marketing our online document editing services. Initial marketing and promotional campaigns will be targeted towards the student and small business market. We will beta test the service offering within the Vancouver business market, focusing on local companies and businesses. A "beta test" refers to the testing of the Einscribe editing system within a small test market and is undertaken to work out any minor problems within the Einscribe software. Research indicates that these companies would use the service offering on documents including news releases, business plans and other business documents. Upon completion of the beta test of the Einscribe system in the Vancouver market, substantial marketing campaigns will be target at businesses and campuses across North America.

Einscribe performed two types of market research to determine the viability of its service offering and to refine the service offering to meet market needs as desired by students and businesses. Primary market research consists of information obtained directly from the target market through interviews, questionnaires, focus groups, etc. Einscribe representatives administered questionnaires to students at Simon Fraser University and the University of British Columbia (both located in British Columbia, Canada) during the spring of 2001 to help determine such specifics as service pricing, service acceptance and disposable income available to students to purchase such a service offering. Secondary market research consists of information that has already been accumulated and is available through the Internet, newspapers, the government and other such information sources. Einscribe's secondary market research was used to determine factors including market size, location as well as other various demographics.

See the "Business" section for a more detailed description of our business.

On April 26, 2002 we issued a total of 3,000,000 shares of common stock to James Scott-Moncrieff, Paul Chow and Shane Whittle, our officers and directors, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On April 30, 2002 we issued a total of 15,000 shares of common stock to Einscribe Group Inc., pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

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As of July 31, 2002, our total assets were $18,224, including cash in the amount of $737, and our total liabilities were approximately $19,388. Our liabilities consist of loans payable to our officers and directors who have paid for the acquisition of assets used in our business as well as for administrative and offering costs to date.

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Our administrative office is located at 2840 Mount Seymour Parkway, North Vancouver, British Columbia, Canada V7H 1E9, telephone (604) 662-3004 Ext. 110 and our registered statutory office is located at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501. Our fiscal year end is April 30.

The Offering

Following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the offering" in this prospectus for a more detailed description of the terms of the offering.

Securities being offered	Up to 3,000,000 shares of common stock, par value $0.001
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Maximum possible net proceeds to our company	Up to $270,000
Use of proceeds	We will use the proceeds to pay for capital expenditures, working capital and initial marketing and sales efforts. See "Use of Proceeds."
Number of shares outstanding Before the offering	3,015,000
Maximum possible number of shares outstanding After the offering	6,015,000

We will sell the shares in this offering through James Scott-Moncrieff, one of our officers and directors. Mr. Scott-Moncrieff intends to offer the shares through advertisements and investment meetings and to friends of our officers and directors.

There is no minimum number of shares that have to be sold in this offering and the shares will be sold on a best efforts basis only. If we do not raise at least $200,000 in this offering we will not be able to continue with our proposed operations and we will go out of business. If we go out of business, investors may lose their entire investment.

We are not listed for trading on any exchange or an automated quotation system. Because we are not listed for trading on any exchange or automated quotation system, you may not be able to resell your shares.

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. We have no operating history and have maintained losses since inception which we expect to continue into the future.

We were incorporated in April 2002 and only just recently acquired the assets to commence our online document editing services business. We have only just completed our business plan to market and offer online document editing services to businesses and students. We have not realized any revenues to date. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $20,500. We expect to incur losses for the foreseeable future; therefore, we may not be able to achieve profitable operations and we may not even be able to generate any revenues. We will encounter difficulties as an early stage company in the rapidly evolving and highly competitive online document editing services industry. Therefore, the revenue and income potential of our business model is unproven.

2. If we are unable to successfully market our online document editing service then our business will fail. We may require additional funds beyond this offering and we may be unable to obtain any funding.

We must successfully market our online document editing services to our target market, businesses and students. We require at least $200,000 to undertake a moderate marketing and sales effort of our online document editing services. If we do not raise at least $200,000 we will not be able to adequately market our services and we may cease operations. We may require additional funding beyond this offering and we may not be able to obtain any funding. If we do not raise sufficient funding and we are unable to successfully market our services we will not be able to generate any revenue. Our failure to earn revenues will cause our business to fail.

3. We face substantial competition from established and new companies in our industry. If we are unable to compete with these companies our proposed business will fail.

We face intense competition from established and new online document editing service companies. We may not be able to compete effectively with these companies now or in the future. Many of our potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition, than we have. As a result, our competitors may be able to adapt more quickly to changes in consumer requirements or may be able to devote greater resources to the promotion and sale of their services. We may not be able to compete successfully with our potential and existing competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their services. An increase in competition could result in price reductions and loss of market share and could have a material adverse effect on our business, financial condition or results of operations. To be competitive we will need to continue to invest in sales and marketing. We may not have sufficient resources to make such investments necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have relationships, to increase the visibility and utility of their services. Accordingly, new competitors or alliances may emerge and rapidly acquire significant market share. If we are unable to compete with companies in the online document editing services industry, our proposed business will fail and you will lose your entire investment.

4. Because our directors have foreign addresses this may create potential difficulties relating to service of process in the event that you wish to serve them with legal documents.

None of our current directors and officers have resident addresses in the United States. They are all resident in Canada. Because our officers and directors have foreign addresses this may create potential difficulties relating to the service of legal or other documents on any of them in the event that you wish to serve them with legal documents. This is because the laws related to service of process may differ between Canada and the US. However, similar difficulties could not be encountered in serving the company, proper, since the company's registered address is located in the United States at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501. In addition, the company's US counsel are located 699B Sierra Rose Drive, Reno, Nevada 89511.

5. We will need to establish, protect, and promote our trade name to operate profitably.

We use the trade name "Einscribe" in connection with our business and plan to use it in connection with our proposed website. Our trade name is not registered with the United States Patent and Trademark Office or any state trademark office. Further, we have not developed a specific trademark to serve as a source identifier for our services. We believe a trademark will be important to our ability to create and sustain demand for our services, our website, and future offerings of advertising space or marketing strategies. Although our operations have not been restricted as a result of any trademark disputes, significant obstacles may arise as we develop our trademark and expand our business into new geographic markets. In addition, it may be determined that our trademark violates the proprietary rights of others. Our trademark may not be upheld if challenged and we may be prevented from using this trademark, which could harm our ability to make a profit.

6. Our officers and directors will be devoting only a fraction of their professional time to our activities.

Our current officers and directors will be devoting only approximately 5% of their professional time to our operations. Our management's lack of devotion of time may make us more vulnerable than others companies to certain risks, and it may also cause us to be more vulnerable to business risks associated with errors in judgment that could have been prevented by management devoting their full time and attention to our company.

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7. Because we will close this offering within 90 days even if we raise only a nominal amount and we need a minimum of $30,000 to cover our offering expenses, the less money we raise under this offering increases the risk that you could lose all of your investment.

Even if we raise the entire $300,000 maximum amount we are trying to raise in this offering you could lose all of your investment if we do not have enough money to implement and complete our proposed business operations. The less money we raise under this offering increases the risk that you could lose all of your investment. Your risk increases because if we raise less money it would be more likely that we will not have sufficient funds to implement or complete our proposed business operations. We will close this offering in 90 days even if the amount we raise only a nominal amount and we will not refund any money we raise. We need a minimum of $30,000 to cover our estimated offering expenses. We may not even be able to raise this amount. If we are not able to raise sufficient funds to cover our estimated operating expenses and implement and complete our proposed business operations we will go out of business and you will lose your entire investment.

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RISKS ASSOCIATED WITH THIS OFFERING:

8. There is no minimum number of shares that must be sold and we will not refund any funds to you.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to carry out our proposed operations. No money will be refunded to you under any circumstances.

9. There is no public trading market for our common stock, so you may be unable to sell your shares.

There is currently no public trading market for our common stock. A market may never develop for our common stock. If a market does not develop, it will be very difficult, if not impossible for you to resell your shares.

10. Sales of common stock by our officers and directors will likely cause the market price for the common stock to drop.

A total of 3,000,000 shares of stock were issued to our two officers and directors. They paid an average price of $0.001 per share. Subject to the restrictions described under "Future Sales by Existing Stockholders" on page 32 of this prospectus, they will likely sell a portion of their stock if the market price goes above $0.10. If they do sell there stock into the market, the sales may cause the market price of the stock to drop.

CAUTIONARY STATEMENT REGARDING FORWARDING-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

The net proceeds to us after deducting offering expenses of $30,000 will be $270,000 if all of the shares are sold. The first $30,000 raised will be used for offering expenses. We will use the net proceeds as follows:

Amount raised:	$50,000	$100,000	$150,000	$200,000	$250,000	$300,000

Allocation
Offering expenses	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000
Marketing/Advertising	$13,500	$63,500	$113,500	$163,500	$213,500	$231,322
Product Development	-	-	-	-	-	$32,178
Working capital	$6,500	$6,500	$6,500	$6,500	$6,500	$6,500

Marketing/Advertising expenditures are those expenditures we plan to make in connection the marketing and advertising of our online document editing services. Our marketing and advertising efforts will focus, in order of priority, on the following select markets in an effort create greater impressions upon a smaller base of potential customers:

  Vancouver - - this will be the beta test market for our marketing efforts - because it is the base of our operations and would give a fair representation of pricing in Canadian metropolitan cities.
  San Francisco/Silicon Valley - because of the large population and the vast numbers of small to medium sized business start-ups.
  New York - because it is the most populated city in the United States.

Vancouver

Our expenditures in advertising and marketing in Vancouver will be approximately $48,810 based on the following advertising efforts:

  BC Business Magazine - this publication has circulation of 26,000 copies monthly with a total audience of over 100,000 people per month. We intend to advertise in 3 issues, one every month using a 1/2 page spot color advertisement for a price of $1,950. Total cost to us $5,850.
  Business in Vancouver (Newspaper) - this publication has circulation of 15,300 copies per week with a total audience of about 55,000 people per week. We intend to advertise in 12 issues, placing one advertisement in each paper with a 1/2 page 2 color advertisement at a price of $1,246. Total cost $14,960.
  CKNW Radio - this radio station has approximately 7,591 listeners per radio advertisement and will write and produce radio spots for now extra charge. We intend to do one 30 second advertisement four times per day (morning, day, afternoon, and evening), Monday through Friday, with a total of 80 spots per month for three months at $117 each. Total cost $28,000.

San Francisco/Silicon Valley

Our expenditures in advertising and marketing in San Francisco/Silicon Valley will be approximately $96,760 based on the following advertising efforts:

  San Francisco Business Times - this newspaper has circulation of 23,546 copies per week with a total audience of over 108,547 per week. We intend to advertise in 12 issues by using a 1/2 page 2 color advertisement in every paper for three months, at a cost of $4,260 each. Total cost $52,120.
  Silicon Valley/San Jose Business Journal - this publication has circulation of 15,961 copies per week with a total audience of about 73,580 per week. We intend to advertise in 12 issues by using 1/2 page 2 color advertisement in every paper for three months, at a cost of $3,720 each. Total cost $44,640.

New York

Our expenditures in advertising and marketing in New York will be approximately $85,752 based on the following advertising efforts:

  Crain's New York Business - this publication has circulation of 65,000 copies per week with a total audience of over 228,150 people per week. We intend to advertise in 12 issues over three months by using a 1/2 page 2 color advertisement, at a price of $7,146 each. Total price of $85,752.

Working capital is the cost related to operating our office. We estimate that $6,500 of working capital will last our company one year. The amount includes sufficient funds for one year's worth of rent under our sublease agreement with First Ventures Inc. Our monthly rent is $500 and includes telephone and utilities, printing, faxing, high-speed Internet service and the shared use of secretarial services two days per week. We have allocated the remaining $500 of working capital for miscellaneous administrative expenses such as office supplies, postage and delivery charges that we may incur during the year.

If we raise the full amount under this offering, we have allocated approximately $32,000 for new product development.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $300,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

our lack of operating history

the proceeds to be raised by the offering

the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders our relative cash requirements

the price we believe a purchaser is willing to pay for our stock

See "Plan of Distribution; Terms of the Offering."

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares new investors purchase is also a result of the lower book value of the shares held by our existing stockholders.

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As of July 31, 2002, the net tangible book value of our shares of common stock was a deficit of ($19,388) or approximately NIL per share based upon 3,000,000 shares outstanding.

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Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 6,015,000 shares to be outstanding will be $280,612, or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.05 per share.

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Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 5,265,000 shares to be outstanding will be $205,612, or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.04 per share.

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Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 4,515,000 shares to be outstanding will be $130,612, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.03 per share.

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Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 3,765,000 shares to be outstanding will be $55,612, or approximately $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. New investors will incur an immediate dilution from $0.10 per share to $0.01 per share.

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After completion of this offering, if 3,000,000 shares are sold, new investors will own approximately 49% of the total number of shares then outstanding for which new investors will have made a cash investment of $300,000, or $0.10 per share. Our existing stockholders will own approximately 51% of the total number of shares then outstanding, for which they have made contributions of cash totalling $3,000, or approximately $0.001 per share.

After completion of this offering, if 2,250,000 shares are sold, new investors will own approximately 42% of the total number of shares then outstanding for which new investors will have made a cash investment of $225,000, or $0.10 per share. Our existing stockholders will own approximately 58% of the total number of shares then outstanding, for which they have made contributions of cash totalling $3,000, or approximately $0.001 per share.

After completion of this offering, if 1,500,000 shares are sold, new investors will own approximately 33% of the total number of shares then outstanding for which new investors will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 67% of the total number of shares then outstanding, for which they have made contributions of cash totalling $3,000, or approximately $0.001 per share.

After completion of this offering, if 750,000 shares are sold, new investors will own approximately 19% of the total number of shares then outstanding for which new investors will have made a cash investment of $75,000, or $0.10 per share. Our existing stockholders will own approximately 81% of the total number of shares then outstanding, for which they have made contributions of cash totalling $3,000, or approximately $0.001 per share.

The following table compares the differences of new investors' investment in our shares with the investment of our existing stockholders.

EXISTING STOCKHOLDERS
Price per share	$0.001
Net tangible book value per share before offering	$NIL
Net tangible book value per share after offering	$0.05
Increase to present stockholders in net tangible book value per share after offering	$0.05
Capital contributions	$3,000
Number of shares outstanding before the offering	3,015,000
Number of shares after offering held by existing stockholders	3,015,000
Percentage of ownership after offering	51%

PURCHASERS OF SHARES IN THIS OFFERING IF ALL SHARES SOLD
Price per share	$0.10
Dilution per share	$0.05
Capital contributions	$300,000
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	49%

PURCHASERS OF SHARES IN THIS OFFERING IF 75% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.06
Capital contributions	$225,000
Number of shares after offering held by public investors	2,250,000
Percentage of ownership after offering	42%

PURCHASERS OF SHARES IN THIS OFFERING IF 50% OF SHARES SOLD
Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	33%

PURCHASERS OF SHARES IN THIS OFFERING IF 25% OF SHARES SOLD
Price per share	$0.10
 Dilution per share 	$0.09
Capital contributions	$75,000
Number of shares after offering held by public investors	750,000
Percentage of ownership after offering	19%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of no more than 90 days from the effective date and may be extended for an additional 90 days if we choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through James Scott-Moncrieff, one of our officers and directors. Mr. Scott-Moncrieff will contact individuals and corporations with whom he has an existing or past pre-existing business or personal relationship and will attempt to sell them our common stock. Mr. Scott-Moncrieff will receive no commission from the sale of any shares. Mr. Scott-Moncrieff will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Scott-Moncrieff has not sold and will not sell our securities during the periods described, except pursuant to this offering. Mr. Scott-Moncrieff is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Scott-Moncrieff is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Scott-Moncrieff has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. Scott-Moncrieff intends to contact persons with whom he had a past or has a current personal or business relationship and solicit them to invest in this offering.

Only after the SEC declares our registration statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of up to 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

execute and deliver a subscription agreement;

deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "RADIUM VENTURES INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Regulation M

Our officers and directors will not be purchasing any of the shares of common stock offered by us in this offering. We and our distribution participants will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance of Regulation M of the Exchange Act. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

BUSINESS

General

The company was incorporated in the State of Nevada in April 2002 and has only just commenced operations. We maintain our statutory registered agent's office at Suite 880 - 50 West Liberty Street, Reno, Nevada, 89501 and we rent office space located at 2840 Mount Seymour Parkway, North Vancouver, British Columbia, Canada V7H 1E9. Our telephone number is (604) 662-3004 Ext. 110. Our offices are leased from First Ventures Inc. on a month-to-month basis and our monthly rental is $500.

Our Business

We are based in Vancouver, British Columbia, Canada. We are a document editing company that utilizes the Internet as our main distribution channel. We recently acquired all of the assets of an online document editing services business, including our website, from Einscribe Group Inc. in an unrelated transaction on April 30, 2002. We paid a total of $10,000 for the assets in the form of $8,500 in cash and the issuance of 15,000 common shares at a price of $0.10 per common share. The assets included the Einscribe Document Sharing & Tracking Software Version 2.0, the Client side module (which creates users, accepts documents, and emails documents), the Administration module (administration application for managing customer service), the Email management module (manages the transfer of documents to and from users), the User management module, the Einscribe User Database System, the Einscribe.com & Einscribe.net websites and domain names, the Einscribe Goodwill, Brand & Corporate Identity, the accounting software (MYOB Accounting) and the Scribe information database (information on over 200 scribes).

Students and business people are able to access our editing services through a website located at the URL: www.Einscribe.com. Once at the site, clients are able to establish a personal user profile and then submit a document in the same way an attachment is made with an email. The system accepts Word and text documents along with payment via a major credit card. Documents are then forwarded to a certified editor or "Scribe" who has some knowledge or experience related to the subject area of the document. This allows the Scribe to provide value added services such as content recommendations.

The Einscribe.com online document editing system is fully operational at present and 200 certified scribes are available to edit submitted documents. However, the company requires funds from this offering to implement the marketing program necessary to establish consumer awareness as to its available service offering. Proceeds raised in this offering will be used to implement the marketing program to attract potential users to the Einscribe.com site. We currently have no future product/service development. Costs involved in providing the current service offering include web hosting and credit card processing. Web hosting is a fixed expense while credit card processing is determined by the number of transactions. Neither are particularly large.

The online editing service is fully operational at the URL: www.einscribe.com. In addition, the Scribe portal is fully operational at the URL: www.einscribe.net.

There are three levels of service offered by our document editing services which include:

  basic proof reading,
  proof reading and editing,
  proof reading, editing and analysis.

For a premium fee documents can be turned over within 24 hours of submission, however, the standard turnaround time is 48 hours. With each level of service the client is provided with a one-page synopsis on the edits made to the document and where to focus when preparing future documents.

Our current facilities consist primarily of office space in North Vancouver, British Columbia, Canada, large enough to handle the day to day company administration. Web hosting does not require any office space, as it is currently being provided at no charge to Radium by Einscribe Group Inc. If additional space is required to run the Einscribe.com website beyond what can be provided by Einscribe Group Inc., Radium will lease server space from a local third party provider at an estimated cost of $50 per month.

Competitive Advantages

We intend to position our business as a high-quality, error-free editing service. Clients will need to be confident that their document is error free and that there is no need to review it for accuracy upon return. All documents edited are "Einscribe Guaranteed" to be error free. This high level of service is made possible through a Scribe certification exam designed to ensure all Scribe's meet a strict level of understanding with respect to the English language.

Scalability is critical to the success of our potential growth. We must be able to grow as demand for editing services increases. Using leveraging of data base technologies, we have a proprietary back-end database and routing system designed to filter documents to qualified Scribes. The Einscribe filtering engine is 100% scalable and designed to handle an ever increasing amount of transactions and document traffic between client and Scribe. Built into the filtering engine are quality control checks, word count checks which determine transaction pricing, routing mechanisms that allow for documents to flow between Scribe and client, as well as stringent security protocols to protect the transaction process and documents while in transmittal between client and Scribe.

The Einscribe.com System

Editor Qualification and Payment

The goal of the Einscribe system is to provide cost effective, error free editing quickly and 100% error free. Fulfillment of these goals is made possible through our web presence, where prospective clients and editors or "Scribes" are brought together to complete the transaction process. All Scribes must pass a certification exam - upon successful completion they are then hired on as independent contractors. Scribes are paid out at the end of each month up to 50% of the charged out service revenue on all documents they edit. Scribes log onto the Einscribe system through the URL: www.Einscribe.net. They log on to the system on their own time - when they are available to edit documents. The system keeps track of all documents edited by the Scribe and automatically determines moneys to be paid out for his/her editing services. If the Scribe does not earn a minimum amount, the commission owed is withheld and paid once the minimum balance is met. Whereas services are paid for upon document submittal, Scribes are not paid out until the end of the month, at which time they are only paid if they have earned a minimum amount of commission.

Once "Einscribe Certified," Scribes log onto the Einscribe system. While logged on they will receive email alerts informing them that a document has arrived in the system for editing. The Scribe can then choose to accept or reject the document for editing based on the level of service specified by the client. If accepted, the document is downloaded from the Einscribe system, edited to the level of service specified and then uploaded back to the system with a one page synopsis of the editing performed on the document.

Document Editing Process

Step 1 - Customer Information & Document Acquisition

Upon a client's first visit to the site a user account must be established. This is achieved through the completion of an online information form. The client's information is stored in a database after which a user name and password are assigned. Once a user account has been established, the client can then submit a document for editing to the system in the same manner one attaches a file to an email.

Step 2 - Payment System (Credit Card Authorization)

Once the document is submitted the requested service level is chosen and payment is made by way of major credit card. Credit card information is acquired and authorized at which point the document is accepted by the system and forwarded to a queue for editing. For security reasons, credit card information is not stored on any Einscribe servers. This protects us from any liability associated with credit card theft and it protects the client against any fraudulent use of their credit card.

Step 3 - Document - Scribe Assignment

Once the document reaches the database it is placed in a queue for the next Scribe that logs on to download and edit. The queue filters documents to Scribes based on the subject area and Scribe experience. For example a Scribe with background in philosophy will have priority over documents that have philosophy oriented subject area. The system performs this task by matching keywords from a title or description entered in Step 1 with keywords in the Scribe database pertaining to each Scribe.

Step 4.A - Transaction Completion

Once edited, the Scribe logs in to the Scribe Administration section at the URL: www.Einscribe.net, and uploads the document. A copy of the updated document is automatically emailed to the client and a carbon copy goes into the client's account for a period of six months. This usually completes the transaction.

Step 4.B - Quality Control

On a random basis, the server will send an edited document to a second Scribe. This process includes instructions that the work being done is a "Quality Control Check". The document is then reviewed to ensure that the previous Scribe has provided service that meets the Einscribe "error free" guarantee.

Step 5 - Scribe Compensation

On a monthly basis, the database will generate a report indicating the compensation due to Scribes. Cheques will then be issued to the Scribes that have a balance owing of $20 or more. Payments will not be made on account balances that are less than $20. In this situation, the amount will carry over to the next billing cycle. This mechanism reduces expenses related to payment by ensuring that small payments to Scribes are withheld until they have earned a minimum amount.

Benefits to the Einscribe System

The Einscribe system and filtering engine has many key benefits which include:

  The ability to support high transaction volume: The Einscribe system has been built to allow for unlimited scalability. This allows the system to grow uninhibited with increasing demand.
  The ability to process credit card transactions: The acceptance of credit card transactions maximizes the cash lifecycle and eliminates cash flow problems associated with holding receivables.
  The cash lifecycle clearly being in favor of the Company
  Quality control checks: The random quality control checks ensure that Scribes are meeting the level of service demanded by Einscribe and its clients.

Business Process Issues
ISSUE	MITIGATION
The document submitted is incomprehensible.	The system automatically scans the document to ensure it is in text or Word format. Documents not in this format are rejected.
What if a Scribe stockpiles documents from the queue?	The system will only allow Scribes to have one document assigned to them for editing at any one time. Once the Scribe uploads a completed document another document can be pulled down for editing.
How can Einscribe ensure that 24hr and 48hr deadlines are met?

Several solutions have been developed to mitigate this potential process issue.

  Scribes on contract will be double that required to meet current demand.
  If the document queue becomes backed up, i.e. a document has been there for more than one hour, then an automatic e-mail will be generated and sent to all scribes advertising the next ten (an arbitrary number has been picked for sake of example) documents will earn them an extra 15% commission.
  Documents must be returned by the Scribe within 12 hours of download from the queue. If the document hasn't been returned to the system within 12 hour an automatic email will be sent out informing the Scribe that the document has been assigned to another Scribe.

How does Einscribe ensure 100% "error free" document editing?

Quality control checks are done on a random basis. Scribes will operate on a "two strikes and you're out" system. All Scribes go through a certification process. The system could, in fact, be very scalable, and still have all of the scribes residing in the Vancouver area.

Scribe Certification

To become a certified "Scribe" applicants must go through a three step certification process.

Step 1 - Einscribe.net

Einscribe.net is the Scribe's portal and access point to the Einscribe system. This site acts as a Scribe homepage and is accessible via a user ID and password. To establish a Scribe account a potential candidate must:

  enter pertinent and qualifying information,
  read and sign the legal disclaimer and independent contractor agreement, read and understand the terms of contract and payment.

Step 2 - Qualifications

Instructions on the Einscribe.net web pages will direct a potential Scribe to mail us an official transcript from their accredited university.

Step 3 - Testing

A potential Scribe must then appear at a testing session held in his/her area. One of our representatives will administer the certification exam. The applicant will be required to show ID, read and sign the contractor agreement, and write a short proficiency exam designed to ensure the Scribe meets a required standard of English proficiency.

Successful candidates are notified by email and supplied with a username and password for Einscribe.net. With their user name and password they can then begin editing documents and earning money.

To date we have certified roughly 250 Scribes through certification exams in the greater Vancouver area. We have also had preliminary discussions to establish a strategic alliance with the Canadian Editor's Association. An alliance with the Editor's Association would bring with it a potential Scribe base of over 1,000 professional editors.

Scribe Portal - Einscribe.net

Einscribe.net is the Scribe portal through which certified Scribes interact with the Einscribe system. The site is password protected except for the Scribe sign-up page and once signed in Scribes can:

  adjust user settings and update personal information;
  retrieve documents for editing from the queue;
  uploaded edited documents;
  retrieve Einscribe news and information;
  view contractual moneys/balances owed to them;

Market Breakdown & Positioning

Competitive Analysis

Market research indicates that there is only one substantial direct competitor. Cyber Edit, Inc. based in Palm Springs, CA, operates online editing services through two URL's - CyberEdit.com and EssayEdge.com. The company touts editors who hold graduate, business, law, medical, or undergraduate degrees from Harvard University - essentially publicizing Harvard Degrees as its competitive advantage.

Cyberedit.com offers various areas of service which include:

  the writing of resumes and cover letters, editing, strategic posting of resumes on the web;
  the writing and editing of HTML for web pages;
  document translation;
  document editing of term papers, essays, etc;
  document editing of business papers with a marketing focus.

Cyberedit.com prices its basic proof reading service at US$7.50 per page/250 words.

EssayEdge.com focuses specifically on student admission documentation that is often required when applying at various post secondary institutions. In addition, they offer editing services for scholarship essays and letters of recommendations.

Both websites utilize viral marketing techniques. Through referral programs the company provides students with the opportunity to earn commission income through promotion of the company's web sites. These techniques are very effective and low in cost, as the student or referring website absorbs the cost of marketing

The online editing market is comprised of many individual editors who host their own brochure type sites. Generally there is only one editor working these sites which greatly affects their ability to handle large volume. Independent sites are generally inefficient and open to fraud and security issues, as the sites often do not provide credit card authorization. In addition, these sites are not branded, not scalable, and difficult to find on search engines. Lastly, the pricing of independent editors can't compete with that of Einscribe - many of these small editing services charge a premium price and have a very slow turnaround time.

Target Market

We are targeting two primary markets - post-secondary student market and the business market. Primary research has shown that these two segments are the most likely to use Einscribe editing services. English as a second language students for example are under tremendous pressure from parents in their home country to achieve high grades. Accurate and error-free English is a must at the post secondary level and for ESL students Einscribe's service not only guarantees their papers are error-free, but provides the student with value added tutoring showing the student how to improve their writing skills.

From a business standpoint, error-free documents that get the point across to the reader are imperative to success. For example, a well written news release can not only inform the public as to company developments, but it can also affect the value of a firm's common stock price. A poorly written news release can cause the share price to suffer, while one that is written professionally can positively affect the price.

Through the Internet both students and business people can utilize Einscribe's editing services allowing them to produce error-free documents at a price point that is competitive and affordable.

The market research referred to in this section to took place in the spring of 2001 and was undertaken by Einscribe itself. The research was performed through questionnaires, focus groups, and through conversations with corporate executives and entrepreneurs.

Student Market

Canadian Student Market

According to the results of surveys distributed in British Columbia post secondary institutions, market research has indicated that there is a high demand for an online editing service. The surveys were designed to find out if a market existed for Einscribe. The surveys were carried out at Capilano College, Kwantlen College, Simon Fraser University, and the University of British Columbia. Of the male and female students who filled out a survey 71.43% said they would use the service. Broken down by gender more females than males would use the online editing service. This works out to be 77.14% female and 60.0% males.

The type of institution was also a consideration in designing the survey. Therefore, two four-year degree granting institutions, Simon Fraser University and the University of British Columbia, were selected as well as two diploma granting institutions, Capilano College and Kwantlen College. The results varied in the sense that at SFU 71.43% of the students surveyed said they would use Einscribe's service; whereas, at UBC only 59.02% were interested. The results were similar for the diploma granting institutions. Only 58.14% of the students at Capilano College would be keen on submitting their papers for online editing. However, at Kwantlen College this number increased by over 30%, with 90.14% wanting to use the service. By and large this research indicates that no matter the type of institution students are ready for Einscribe.

Many students at post secondary institutions are international students and largely use English as second language. Therefore, of the ESL students surveyed, 82.50% of females and 66.67 of males said they would be very keen on using an online editing service. This results in 77.59% of ESL students saying yes to Einscribe.

According to statistics provided by Statistics Canada, in 1997-98 total enrolment all institutions of higher education and degree granting institutions was 1,312,992 students. Over the last two decades total enrolment has increased substantially to 1,321,316 students in 1998-99. This is an increase of 8,324 students or 63.40%. The growth is largely due to increase in population and a large emphasis on post secondary education.

American Student Market

Student enrolment in the United States has was 14,345,416 in 1997 as reported in the last American Census. The projected enrolment for institutions of higher education in 2009 is 16,336,000 students. Please see the U.S. Department of Education, National Center for Education Statistics, Fall Enrolment in Institutions of Higher Education; Integrated Postsecondary Education Data System (IPEDS), "Fall Enrolment" surveys; Projections of Education Statistics to 2009; and U.S. Department of Commerce, Bureau of the Census, Current Population Reports, Social and Economic Characteristics of Students, various years.

Einscribe will be targeting four-year institutions largely due to their size and student population base. The total enrolment was 7,570,608 students in 1980. However, over the last 20 years enrolment has increased to 8,896,765 students or 17.51%. By 2007 the student base is expected to grow by 16%. Please see the same source as above.

Changes in age-specific enrolment rates and university-age populations will affect enrolment levels over the next 12 years. Over the projection period, the 18 to 24-year-old population is projected to increase by 16%. The 25- to 29-year-old population is projected to increase by 10 percent between 2002 and 2007. College enrolment is projected to rise to 16.1 million by the year 2007, an increase of 16 percent from 1995. This will represent an average annual growth rate of 1.2% over the projection period. The 18 to 24-year-old population is projected to increase 16% by the year 2007. This increase in the younger population is expected to offset somewhat the decline in the number of 25- to 34-year-olds enrolled in college. Please see New Hampshire Business Review, 02/11/2000, Vol. 22 Issue 4, p15, 1/2p.

The number of degree granting institutions has increased substantially in the last twenty years. In 1980, the number of higher education institutions was 3,152. However, in 1998 this number had increased 28.93% to 4,064 institutions. Please see U.S. Small Business Administration's Office of Advocacy.

Canadian and American Small Business Market

American Small Business Market

The population of small firms is expanding, with a growth rate of between 2 percent and 3 percent a year. That's higher than the growth rate of the population and work force in general. Four million people start their own businesses each year. Between 600,000 and 800,000 of these new firms boast employees within the first 12 months. From all indications, this growth rate will continue for the future. More specifically, Einscribe's secondary target market, the Business Services sector of small business, has been growing at an exponential rate. For example, this sector created 568,000 jobs in 1998. Therefore, the market will continue to grow, as individuals do not have the time to edit their own documents, proposals, and reports.

The reference source for the above statistical information is: Paul Willax, New Hampshire Business Review, 02/11/2000, Vol. 22 Issue 4, p.15, 1/2p.

Canadian Small Business Market

There has been a tremendous amount of small business growth in Canada over the past decade. The report, Small Business Profile 2000, shows the number of small businesses in BC alone grew from 240,,000 in 1990 to 363,000 in 1999 an increase of 29%. The report also shows small businesses account for 99% of all businesses in the province and 949,000 jobs. 87.6 percent of established businesses in Canada have fewer than 10 employees, 93.5 percent have fewer than 20 employees and 99.0 percent have fewer than 100 employees. Currently, there are 256,730 small businesses in the Business Services sector.

Promotional Plan

Post Secondary Promotional Plan

Grass Roots Marketing

Marketing campaigns will take place on university campuses in the form of a "blitz" team. This team will go to university campuses, recruit individuals for promotions, and distribute marketing materials on site and during Einscribe sponsored events. Contra services will be used extensively to gain brand awareness with students. For example, Einscribe will enter into agreements to provide advertising for student union events and publications in return for advertising in their own promotional material.

Affiliate Program

An affiliate program will be used to increase site traffic and to supplement revenues. Research indicates that affiliate programs are very effective in accomplishing these goals while at the same time costing very little to implement. There will be three tiers of affiliate programs offered by Einscribe:

  Internet Sites: Anyone who has an appropriate Internet site and would like to increase their ad revenue will have the opportunity to provide an Einscribe button on their web page. If someone surfing their site clicks on this button, and proceeds to edit a document, the web site will receive 15% of the proceeds.
  Student Referrals: Anyone may become a referral partner for Einscribe. Einscribe will provide posters and promotional material (in downloadable pdf format) to those wishing to promote the service. They will be given a referral number, and a referral URL. If a customer uses the Einscribe service and quotes the referral number, the referrer will be given a 10% commission on business stemming from their referral.
  Campus Representatives: Campus representatives will be in charge of promoting Einscribe on their respective University campuses. Once a campus is added to the list, a customer will be able to choose which University they are from while uploading their document. The Campus Representative will get 5% of all proceeds from that selection.

Business Market Promotional Plan

We believe that the business market segment is a high growth opportunity. This market segment has very different needs than the Post Secondary market segment. Issues such as information sensitivity and consistency will have to be addressed. We will attempt to recruit Scribes with a business background to edit documents received from this market segment. Privacy issues will be mitigated through our recruitment process.

The test market for this promotional campaign will be the downtown Vancouver core. We will implement a fax, mail and grass roots marketing program, outlined under our Use of Proceeds section above, to build brand awareness among the test business market.

Pricing Strategy

Market research indicates that people are using online editing services and paying a premium price as demonstrated through the service offering of Radium's major competitor, Cyber Edit, Inc.

We intend to use a low-cost, market-penetration pricing strategy. A low initial price will be set in order to gain access into the market quickly. In conjunction with the promotional blitz, the pricing strategy will allow us to attract a large number of consumers quickly and win a large portion of the market share. The online editing market is highly price sensitive, so by setting a low price we anticipate being able to penetrate the market quickly.

Editing Price Structure

Standard Proofreading Packages (includes: proofreading and grammar checking, as well as a one-page synopsis of the document)

  "Edit Express" 24 hour: $8.00 USD per 250 words
  "Standard" 48 hour: $3.50 USD per 250 words

Deluxe Proofreading & Editing (includes: proofreading and grammar checking, editing and suggested sentence changes / corrections, a one page synopsis of the document, and an analysis or pre-grading of the document)

  "Edit Express" 24 hour: $10.00 USD per 250 words
  "Standard" 48 hour: $6.50 USD per 250 words

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We believe that the pricing strategy we intend to pursue will position our service as high-quality. The pricing strategy we intend to pursue will position our services as high-quality, although not as highly priced as some of the competition. Editors will receive 50% of the document editing cost as contract payment.

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Employees

As of May 31, 2002, we had no employees other than our officers. We are not a party to any collective bargaining agreements. We have not entered into any employment agreements with any of our executives. We anticipate that we will enter into employment agreements with our officers when, and if, our revenue production justifies such agreements. We do not currently anticipate that we will hire any employees in the next six months, unless we generate significant revenues. From time-to-time, we anticipate that we will also use the services of independent contractors and consultants to support our business development. We believe our future success depends in large part upon the continued service of our senior management personnel and our ability to attract and retain highly qualified technical and managerial personnel.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

We are a start-up company offering online document editing services. We have not yet generated or realized any revenues from our proposed business operations.

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In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to our offering expenses and then to pay marketing and advertising costs. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others. Our officers and directors would expect repayment of amounts that they pay on behalf of the company, although they are not required to receive such reimbursement. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

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Limited Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are a online document editing services company and have not generated any revenues from our proposed operations so far. We may not be successful in our proposed business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources.

We are seeking equity financing in this current offering in order to market and advertise our services and for working capital. We may need to obtain more financing in the future. We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Plan of Operation

Over the next twelve months, we intend to commence our marketing and advertising efforts. If we raise the maximum of $300,000 in this offering, we believe that we can pay our offering expenses and satisfy our cash requirements without having to raise additional funds in the next twelve months. If we raise less than $300,000 we may have to raise additional financing or we may not be able to continue our proposed business operations. Until completion of this offering, we believe that our officers and directors will contribute funds to pay for our expenses because of their significant equity ownership in us. However, our officers and directors are not obligated to pay our expenses and they may be unable to do so. Our belief that our officers and directors will pay our expenses is based on the fact that our officers and directors collectively own 3,015,000 shares of our common stock. We believe that our officers and directors will continue to pay our expenses as long as they maintain their ownership of our common stock. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.

We do not expect to purchase or sell any plant or significant equipment. Our website and service offering are fully operational. We do not have any server leasing costs, as Einscribe Group, Inc. is providing space at no charge. We may have to pay server leasing costs for our website in the future.

We expect that we will only increase our number of employees by two during the next twelve months.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 3,000,000 shares of common stock through a Section 4(2) offering on April 26, 2002. This was accounted for by payment of cash of $3,000. On April 30, 2002 we issued a total of 15,000 shares of common stock to Einscribe Group Inc., pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

Our material commitments for capital expenditures include offering expenses in the estimated amount of $30,000. We require funds from this offering to pay all of these costs. However, we anticipate that any administrative or other costs such as legal and accounting fees, rent, printing, phone services and so forth which must be paid prior to completion of this offering will be paid by the directors in the form of short-term advances on behalf of the company.

As of April 30, 2002, our total assets were $4,000 and our total liabilities were approximately $20,500. Our liabilities consist of loans payable to our officers and directors who have paid for the acquisition of assets used in our business as well as for administrative and offering costs to date.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the Stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address:	Age:	Position(s):
James Scott-Moncrieff 312 - 240 Mahon Avenue, North Vancouver, B.C., Canada V7M 3H4	26	President, Secretary and member of the Board of Directors
Paul Chow 2827 Crossley Drive, Abbotsford, BC, Canada V2T 5H5	37	Treasurer and member of the Board of Directors
Shane Whittle 1728 Yew Street, Vancouver, B.C., Canada V6K 3E9	26	Vice President of Corporate Finance and member of the Board of Directors

The persons named above have held their offices/positions and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

James Scott-Moncrieff has been our President, Secretary and a member of our board of directors since inception. Mr. Scott-Moncrieff will devote approximately 5% of his professional time to our business.

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May 2002 - Present: Provide business consulting services as an independent consultant to Clearbridge Capital Corp., a private company that provides office space and business development services to small businesses. Mr. Scott-Moncrieff was not a principal of Clearbridge. There is no affiliation between Radium Ventures and Clearbridge Capital, other than that Clearbridge has used the editing services of Radium Ventures.

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July 2001 - Sept 2001: Provided corporate communication and business consulting services as an independent consultant to Pallaum Minerals Ltd., an oil & gas exploration company. Mr. Scott-Moncrieff was not a principal of Pallaum.

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April 2001 - June 2001: Developed business and marketing plan as an independent consultant for G & D Management, a private company. Mr. Scott-Moncrieff was not a principal of G &D.

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Sept 2000 - March 2001: Sales assistant to Broker at Canaccord Capital Corp., a private Canadian brokerage firm.

Sept. 1999 - Sept. 2000: Completed Bachelor's Degree in Commerce from Royal Roads University.

Sept. 1996 - Sept. 1999: Completed degree from Capilano College in Business Administration.

Feb. 1998 - Aug 1998: Provided corporate and investor communications services to Bennett Environmental Inc., a public Canadian company trading on the Toronto Stock and Amex stock exchanges.

June 1997 - Sept 1997: Employed as a wire operator for Midland Walwyn, a private brokerage absorbed by Merrill Lynch.

Paul Chow has been our Treasurer and a member of our board of directors since inception. Mr. Chow will devote approximately 5% of his professional time to our business.

Present - Jan. 2001 President of Canvest Holdings Inc., a business consulting company incorporated in British Columbia, providing strategic planning, financing, and venture capital investment.

Present - March 2001 President of Calmin Minerals Inc., a private Delaware company that specializes in nickel, cobalt and copper resource development.

Present - 1999 Financial manager, Tony's Place, a family restaurant located in Abbotsford, British Columbia.

Jan 1998 - Jan 2000 Worked for Ensign Drilling Inc. as a Drilling Supervisor and Relief Rig Manager.

Jan 1997 - Dec 1997 Worked for Canaquest Inc., a BC corporation specializing in computer networking and information technology.

Education: Attended Douglas College and Simon Fraser University specializing in Business Administration.

Shane Whittle has been our Vice President and a member of our board of directors since inception. Mr. Whittle will devote approximately 5% of his professional time to our business.

April 2002 - Present: Director and President of Global Industries Corp., a private natural resource company.

Jan 1999 - Present: Sole proprietor, running promotions for client companies in the food & beverage industry including nightclubs, restaurants, boat cruises and other special events. Client companies include the The Up'N Down restaurant, the Cat's Meow. Also provided management consulting to A&A Gas fireplaces.

Feb. 1997 - Sept. 1999: Manager of the Cactus Club Restaurant.

Education:

Sept. 1995 - June 1999: Attended Capilano College's business program part time.

Sept. 1994 - June 1995: Attended BCIT's international business program.

Conflicts of Interest

We believe that our directors and officers will be subject to conflicts of interest in their devotion of time to projects that do not involve us.

EXECUTIVE COMPENSATION

Summary Compensation

Our officers and directors have received no compensation to date and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Option/SAR Grants

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

We do not have any plans to pay our directors any money. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not expect to pay any cash salaries to our officers until such time as we generate sufficient revenues to do so.

Indemnification

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be, assuming completion of the sale of all shares in this offering. Shares will be sold on a best efforts basis only and it may be the case that less than all or even no shares will be sold in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering	Percentage of Ownership If No Shares Sold in the Offering
James Scott-Moncrieff 312 - 240 Mahon Avenue, N. Vancouver, B.C., Canada V7M 3H4	1,000,000	1,000,000	17%	33%
Paul Chow 2827 Crossley Drive, Abbotsford, BC, Canada V2T 5H5	1,000,000	1,000,000	17%	33%
Shane Whittle 1728 Yew Street, Vancouver, B.C., Canada V6K 3E9	1,000,000	1,000,000	17%	33%
All Officers and Directors as a Group	3,000,000	3,000,000	51%	100%

[1] The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs. Scott-Moncrieff, Chow and Whittle are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 3,015,000 shares of common stock were issued to the existing stockholders, all of which are "restricted securities," as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

- have equal rateable rights to dividends from funds legally available if and when as and if declared by our board of directors;

- are entitled to share rateably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

- do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

- are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the maximum number of shares are sold, the present stockholders will own approximately 51% of our outstanding shares. If no shares are sold under the offering, the present stockholders will own 100% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Our common stock is defined as a "penny stock" under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may be unable to resell our shares. Also, the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors. As a result, fewer broker-dealers are willing to make a market in our stock and it may effect the level of news coverage you receive.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent for our securities immediately prior to the date this prospectus is declared effective.

CERTAIN TRANSACTIONS

The company was incorporated in the State of Nevada on April 22, 2002.

On April 26, 2002 we issued a total of 3,000,000 shares of restricted common stock to James Scott-Moncrieff, Shane Whittle and Paul Chow, officers and directors of our company. This was accounted for by payment of cash of $3,000.

On April 30, 2002 we issued a total of 15,000 shares of restricted common stock to Einscribe Group Inc. This was accounted for by a transfer of assets.

To date we have borrowed approximately $20,500 from our officers and directors who have paid for the acquisition of assets used in our business as well as for administrative and offering costs. The loans do not bear interest and have not been repaid as of date. There are no documents reflecting the loans and they are not due on any specific date. The directors and officers will accept repayment of the loan when money is available.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to April 30, 2002, included in this prospectus have been audited by Malone & Bailey, PLLC, as set forth in their report included in this prospectus.

LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters have been passed on by Sutton Law Center, a Professional Corporation, located in Reno, Nevada.

FINANCIAL STATEMENTS

Our fiscal year end is April 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Auditor.

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Our audited financial statement from inception to April 30, 2002 immediately follow. Our updated quarterly financials for the fiscal period ended July 31, 2002, are also included below:

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INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Radium Ventures, Inc.
Vancouver BC, Canada

We have audited the accompanying balance sheet of Radium Ventures, Inc. as of April 30, 2002, and the related statements of operations, stockholders' equity, and cash flows for the period from April 22, 2002 (Inception) through April 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radium Ventures, Inc. as of April 30, 2002, and the results of its operations and its cash flows for the period from April 22, 2002 (Inception) through April 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com
June 25, 2002

RADIUM VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

April 30, 2002
ASSETS
Current assets
Cash	$ 4,000
Total current assets	4,000
Property and equipment, net	18,515
$ 22,515
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 2,000
Advances - shareholders	18,500
Total current liabilities	20,500
Commitments
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 30,000,000 shares authorized, 3,015,000 shares issued and outstanding	3,015
Additional paid in capital	1,000
Deficit accumulated during the development stage	(2,000)
Total Stockholders' Equity	2,015
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 22,515

See notes to financial statements.

RADIUM VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
For the Period From April 22, 2002 (Inception)
Through April 30, 2002

Inception Through April 30, 2002
General and administrative	$ 2,000
Net loss	$ (2,000)
Net loss per share:
Net loss basic and diluted	$ (0.00)
Weighted average shares outstanding:
Basic and diluted	3,003,750

See notes to financial statements.

RADIUM VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
For the Period From April 22, 2002 (Inception)
Through April 30, 2002

	Common stock		Additional paid in capital	Deficit	Total
	Shares	Amount
Issuance of common stock to founders for cash	3,000,000	$ 3,000	$ 1,000	$ -	$ 4,000
Issuance of common stock for assets	15,000	15	-	-	15
Net loss	-	-	-	(2,000)	(2,000)
Balance, April 30, 2002	3,015,000	$ 3,015	$ 1,000	$ (2,000)	$ 2,015

See notes to financial statements.

RADIUM VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
For the Period From April 22, 2002 (Inception)
Through April 30, 2002

Inception Through April 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (2,000)
Adjustments to reconcile net deficit to cash used By operating activities:
Changes in:
Accounts payable	2,000
CASH FLOWS USED IN OPERATING ACTIVITIES	-
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(18,500)
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock	4,000
Proceeds from note payable - related party	18,500
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	22,500
NET INCREASE IN CASH	4,000
Cash, beg. of period	-
Cash, end of period	$ 4,000
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	-
Income taxes paid	-
NONCASH TRANSACTIONS:
Acquisition of assets for common stock	$ 15

See notes to financial statements.

RADIUM VENTURES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business.

Radium Ventures, Inc. ("Radium") was incorporated in Nevada on April 22, 2002, to engage in document editing that utilizes the Internet as a distribution channel. Currently, Radium has no operations and is a development stage company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Long-lived Assets

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Amortization is computed by applying the straight-line method over the estimated useful lives of software and the web site (three years). Radium performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Radium does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Radium's results of operations, financial position or cash flow.

NOTE 2 - INCOME TAXES

For the period from inception through April 30, 2002, Radium has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $2,000 at April 30, 2002, and will expire in the year 2022.

Deferred income taxes consist of the following at April 30, 2002:

Long-term:
Deferred tax assets	$ 700
Valuation allowance	(700)
$ -

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of a website and related software totaling $18,515. No amortization has been recorded as of April 30, 2002. The website will be placed in service in June 2002.

The website and the related software was acquired on April 30, 2002 from Einscribe Group, Inc. for $8,500 in cash and 15,000 shares of common stock valued at $15 or $.001 per share. Radium made additional improvements to the website.

NOTE 4 - COMMON STOCK

In April 2002, Radium issued 3,000,000 shares of common stock for $4,000 or $0.0013 per share to its founders.

In April 2002, Radium issued 15,000 shares of common stock for assets valued at $15 or $0.001 per share or the fair value of the assets received.

NOTE 5 - RELATED PARTY TRANSACTIONS

Radium has received advances from shareholders totaling $18,500 as of April 30, 2002. The advances are payable upon demand.

NOTE 6 - COMMITMENTS

Radium entered into an office lease under non-cancelable operating leases terms for one year beginning May 2002.

Radium's minimum rental commitment under the non-cancelable operating lease at April 30, 2002 was $6,000 for the year ending April 30, 2003.

RADIUM VENTURES, INC.
BALANCE SHEET
For the Three Months Ended July 31, 2002,
(unaudited)

	July 31, 2002	December 31, 2001
ASSETS	(unaudited)
Current assets
Cash	$ 737	$ 4,000
Total current assets	737	4,000
Property and equipment, net	17,487	18,515
	$ 18,224	$ 22,515
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ -	$ 2,000
Advances - shareholders	19,388	18,500
Total current liabilities	19,388	20,500

Commitments
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value, 30,000,000 shares authorized, 3,015,000 shares issued and outstanding	3,015	3,015
Additional paid in capital	1,000	1,000
Deficit accumulated deficit during the development stage	(5,179)	(2,000)
Total Stockholders' Equity (Deficit)	(1,164)	2,015
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 18,224	$ 22,515

See notes to financial statements.

RADIUM VENTURES, INC.
STATEMENTS OF OPERATIONS
For the Three Months Ended July 31, 2002,
(unaudited)

	2002	2001
General and administrative	$ 3,179	$ -
Net loss	$ (3,179)	$ -
Net loss per share:
Net loss basic and diluted	$ (0.00)	n/a
Weighted average shares outstanding:
Basic and diluted	3,015,000	n/a

See notes to financial statements.

RADIUM VENTURES, INC.
STATEMENTS OF CASH FLOWS
For the Three Months Ended July 31, 2002
(unaudited)

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (3,179)	$ -
Adjustments to reconcile net deficit to cash used by operating activities:
Depreciation and amortization	1,028	-
Net change in:
Accounts payable	(2,000)	-
CASH FLOWS USED IN OPERATING ACTIVITIES	(4,151)	-
CASH FLOWS FROM FINANCING ACTIVITIES
Shareholder advances, net	888	-
NET INCREASE (DECREASE) IN CASH	(3,263)	-
Cash, beg. of period	4,000	-
Cash, end of period	$ 737	$ -
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	-	-
Income taxes paid	-	-

See notes to financial statements.

RADIUM VENTURES, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Radium Ventures, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2002 as reported in Form SB-2, have been omitted.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Accounting Fees and Expenses	$4,000.00
Legal & Consulting Fees/Expenses	$20,000.00
Blue Sky Fees/Expenses	$4,500.00
Transfer Agent Fees	$1,200.00
Miscellaneous Expenses	$200.00
TOTAL	$30,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
James Scott-Moncrieff 312 - 240 Mahon Avenue, N. Vancouver, B.C., Canada V7M 3H4	April 26, 2002	1,000,000	$1,000 cash
Paul Chow 2827 Crossley Drive, Abbotsford, B.C, Canada V2T 5H5	April 26, 2002	1,000,000	$1,000 cash
Shane Whittle 1728 Yew Street, Vancouver, B.C., Canada V6K 3E9	April 26, 2002	1,000,000	$1,000 cash

We issued the foregoing restricted shares of common stock to Messrs. Scott-Moncrieff, Chow and Whittle pursuant to Section 4(2) of the Securities Act of 1933. Messrs. Scott-Moncrieff, Chow and Whittle are sophisticated investors, are officers and directors of the company, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

We issued 15,000 common shares to Einscribe Group, Inc. on April 30, 2002. The issuance was made pursuant to section 4(2) of the Securities Act of 1933. Einscribe Group, Inc. is a sophisticated investor and was in possession of all material information relating to the company. No commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K.

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Exhibit No.	Document Description
*3.1	Articles of Incorporation
*3.2	Bylaws.
*4.1	Specimen Stock Certificate
*5.1	Opinion of Sutton Law Center regarding the legality of the Securities being registered.
**5.1.1	Opinion of Sutton Law Center regarding the legality of the Securities being registered.
5.1.2	Opinion of Sutton Law Center regarding the legality of the Securities being registered.
*10.1	Asset Purchase Agreement
*23.1	Consent of Malone & Bailey, PLLC, Independent Auditors.
**23.1.1	Consent of Malone & Bailey, PLLC, Independent Auditors.
23.1.2	Consent of Malone & Bailey, PLLC, Independent Auditors.
*23.2	Consent of Sutton Law Center (included in Exhibit 5.1)
**23.2.1	Consent of Sutton Law Center (included in Exhibit 5.1.1)
23.2.2	Consent of Sutton Law Center (included in Exhibit 5.1.2)
99.1	Subscription Agreement.
* Previously filed as an Exhibit to our Form SB-2 filed July 19, 2002. ** Previously filed as an Exhibit to our Form SB-2, Amendment #1, filed September 16, 2002

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ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

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Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 23rd day of October, 2002.

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RADIUM VENTURES INC.

BY:   /s/ James Scott-Moncrieff_______
 James Scott-Moncrieff, President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints James Scott-Moncrieff, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

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Signature	Title	Date
/s/ James Scott-Moncrieff____ James Scott-Moncrieff	President, Secretary, Principal Executive Officer and member of Board of Directors	October 23, 2002
/s/ Paul Chow____ Paul Chow	Treasurer, Principal Accounting Officer and member of Board of Directors	October 23, 2002
/s/ Shane Whittle____ Shane Whittle	Vice President of Corporate Finance and member of Board of Directors	October 23, 2002

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